Exhibit 10.2

Final

SHOALS TECHNOLOGIES GROUP, INC.

EXECUTIVE SEVERANCE PLAN

1. Purpose. Shoals Technologies Group, Inc., a Delaware corporation (the “Company”), has adopted the Shoals Technologies Group, Inc. Executive Severance Plan (the “Plan”) to provide severance pay and benefits to eligible officers and management employees who are Eligible Executives (as defined below) and whose employment is terminated on or after February 23, 2023 (the “Effective Date”). The Plan is intended to be maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees.

2. Definitions. For purposes of the Plan, the following terms shall have the respective meanings set forth below:

(a) “Accrued Amounts” means (i) all accrued and unpaid Base Salary through the Date of Termination, which shall be paid within ten (10) business days following the Date of Termination (or earlier if required by applicable law); (ii) reimbursement for all incurred but unreimbursed expenses for which an Eligible Executive is entitled to reimbursement in accordance with the expense reimbursement policies of the Company in effect as of the Date of Termination; and (iii) benefits to which an Eligible Executive may be entitled pursuant to the terms of any plan or policy sponsored by the Company or any of its Affiliates as in effect from time to time.

(b) “Affiliate” means with respect to any person, any other person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.

(c) “Base Salary” means the amount an Eligible Executive is entitled to receive as base salary on an annualized basis, calculated as of the Date of Termination, including any amounts that an Eligible Executive could have received in cash had such Eligible Executive not elected to contribute to an employee benefit plan maintained by the Company, but excluding all annual cash incentive awards, bonuses, equity awards, and incentive compensation payable by the Company as consideration for an Eligible Executive’s services. Notwithstanding the foregoing, in the event of a reduction in an Eligible Executive’s Base Salary resulting in such Eligible Executive’s resignation for Good Reason, for purposes of determining such Eligible Executive’s Severance Amount, such Eligible Executive’s Base Salary shall be deemed to be that in effect immediately prior to such reduction.

(d) “Board” means the Board of Directors of the Company.

(e) “Business” means the business and operations that are the same or similar to those performed by the Company and any other member of the Company Group for which an Eligible Executive provides services or about which the Eligible Executive obtains Confidential Information during the Eligible Executive’s employment with any member of the Company Group, which business and operations include the design, manufacture, distribution, or sale of electrical wire harnesses, combiner boxes and junction boxes.

(f) “Business Opportunity” means any actual or potential commercial, investment or other business opportunity of any member of the Company Group or relating to the Business about which an Eligible Executive learned Confidential Information during the Eligible Executive’s employment with any member of the Company Group.

(g) “Cause” has the meaning set forth in the Equity Incentive Plan.

(h) “Change in Control” has the meaning set forth in the Equity Incentive Plan.

(i) “Change in Control Protection Period” means the twenty-four (24)-month period following a Change in Control.

(j) “CEO” means the Chief Executive Officer of the Company.

(k) “CiC Severance Payment” has the meaning set forth in Section 5(b)(i).

(l) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(m) “COBRA Benefits” has the meaning set forth in Section 5(a)(ii).

(n) “Code” means the Internal Revenue Code of 1986, as amended.

(o) “Committee” means the Compensation Committee of the Board or such other committee duly authorized by the Board to administer the Plan. If no committee is duly authorized by the Board to administer this Plan, the term “Committee” shall be deemed to refer to the Board for all purposes under this Plan.

(p) “Company” has the meaning set forth in Section 1.

(q) “Company Group” means the Company and each of its direct and indirect past, present and future Subsidiaries and Affiliates.

(r) “Company Intellectual Property” has the meaning set forth in Section 8(a).

(s) “Confidential Information” means all confidential, competitively valuable, non-public or proprietary information that is conceived, made, developed or acquired by or disclosed to an Eligible Executive (whether conveyed orally or in writing), individually or in conjunction with others, during the period that the Eligible Executive is employed by or otherwise affiliated with the Company or any other member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise) including: (i) technical information of any member of the Company Group, its affiliates, its investors, customers, vendors, suppliers or other third parties, including computer programs, software, databases, data, ideas, know-how, formulae, compositions, processes, discoveries, machines, inventions (whether patentable or not), designs, developmental or experimental work, techniques, improvements, work in process, research or test results, original works of authorship, training programs and procedures, diagrams, charts, business and product development plans, and similar items; (ii) information relating to any member of the Company Group’s businesses or properties, products or services

(including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) or pursuant to which any member of the Company Group owes a confidentiality obligation; and (iii) other valuable, confidential information and trade secrets of any member of the Company Group, its affiliates, its customers or other third parties. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company or the other applicable member of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Plan. For purposes of this Plan, Confidential Information shall not include any information that (A) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of the Eligible Executive or any of the Eligible Executive’s agents; (B) was available to the Eligible Executive on a non-confidential basis before its disclosure by a member of the Company Group; (C) becomes available to the Eligible Executive on a non-confidential basis from a source other than a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group; or (D) is required to be disclosed by applicable law.

(t) “Date of Termination” means the effective date of the termination of an Eligible Executive’s employment with the Company and its Affiliates, as applicable, such that the Eligible Executive is no longer employed by any member of the Company Group.

(u) “Disability” has the meaning set forth in the Equity Incentive Plan.

(v) “Effective Date” has the meaning set forth in Section 1.

(w) “Eligible Executive” means any employee of any member of the Company Group who (i) is designated by the Committee as an “Eligible Executive” who is eligible to participate in the Plan and (ii) has executed and returned a Participation Agreement to the Company. The Committee shall have the sole discretion to determine whether an employee is an Eligible Executive. Eligible Executives shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 401 of ERISA.

(x) “Equity Incentive Plan” means the Shoals Technologies Group, Inc. 2021 Long-Term Incentive Plan, as may be amended, restated or otherwise modified from time to time, or any successor equity incentive plan established by the Company.

(y) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(z) “Executive Employment Agreement” means, with respect to an Eligible Executive, the employment agreement entered into between such Eligible Executive and a member of the Company Group, in effect as of the relevant Date of Termination.

(aa) “First Payment Date” has the meaning set forth in Section 5(a)(i).

(bb) “Good Reason” means, with respect to an Eligible Executive’s termination of employment with the Company Group, (i) in the case where there is no Executive Employment Agreement, offer letter, change in control agreement or similar agreement in effect between an Eligible Executive and a member of the Company Group (or where there is such an agreement but it does not define “good reason” (or words or a concept of like import)), (x) a material diminution in such Eligible Executive’s Base Salary or authority, duties and responsibilities with the Company or its Subsidiaries; provided, however, that if such Eligible Executive is serving as an officer or member of the board of directors (or similar governing body) of any member of the Company Group or any other entity in which a member of the Company Group holds an equity interest, in no event shall the removal of such Eligible Executive as an officer or board member, regardless of the reason for such removal, constitute Good Reason; or (y) the relocation of the geographic location of such Eligible Executive’s principal place of employment by more than fifty (50) miles from the location of such Eligible Executive’s principal place of employment as of the Effective Date; provided, further, that any assertion by such Eligible Executive of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition described in this Section 2(bb) giving rise to such Eligible Executive’s termination of employment must have arisen without such Eligible Executive’s consent; (B) such Eligible Executive must provide written notice to the Board of the existence of such condition(s) within thirty (30) days after the initial occurrence of such condition(s); (C) the condition(s) specified in such notice must remain uncorrected for thirty (30) days following the Board’s receipt of such written notice; and (D) the date of such Eligible Executive’s termination of employment must occur within sixty (60) days after the initial occurrence of the condition(s) specified in such notice; provided, further, that no suspension of such Eligible Executive or a reduction in such Eligible Executive’s authority, duties and responsibilities in conjunction with any leave required, or other action taken, by the Company as part of any investigation into alleged wrongdoing by such Eligible Executive shall give rise to Good Reason; or (ii) in the case where there is an Executive Employment Agreement, offer letter, change in control agreement or similar agreement in effect between an Eligible Executive and a member of the Company Group that defines “good reason” (or words or a concept of like import), as defined in such agreement.

(cc) “Market Area” means (A) the United States and (B) the geographic area within a one hundred (100) mile radius of any location where, prior to the termination of an Eligible Executive’s employment with the Company Group, any member of the Company Group conducts the Business or has plans to conduct the Business.

(dd) “Moral Rights” has the meaning set forth in Section 8(d).

(ee) “Participation Agreement” means the participation agreement delivered to each Eligible Executive by the Committee prior to such Eligible Executive’s entry into the Plan evidencing the Eligible Executive’s agreement to participate in the Plan and to comply with all terms, conditions and restrictions within the Plan.

(ff) “Plan” has the meaning set forth in Section 1.

(gg) “Prohibited Period” means the period during which an Eligible Executive is employed by any member of the Company Group and continuing for a period of twelve (12) months (or twenty-four (24) months for the CEO) following the date that the Eligible Executive is no longer employed by any member of the Company Group; provided, that in the event an Eligible Executive is party to an Executive Employment Agreement that is entered into following the Effective Date and such agreement defines “prohibited period” (or words or a concept of like import), Prohibited Period shall mean the period set forth in such agreement. For the avoidance of doubt, in the event an Eligible Executive is party to an Executive Employment Agreement that was entered into prior to the Effective Date and such agreement defines “prohibited period” (or words or a concept of like import), Prohibited Period shall mean the period set forth in the Plan, and no effect shall be given to any definition of “prohibited period” (or words or a concept of like import) provided for in such agreement.

(hh) “Qualifying Termination” means the termination of an Eligible Executive’s employment (i) by any member of the Company Group without Cause (which, for the avoidance of doubt, does not include a termination due to death or Disability); or (ii) due to an Eligible Executive’s resignation for Good Reason.

(ii) “Release Requirement” means the requirement that an Eligible Executive execute and deliver to the Company a general release of claims, in a form acceptable to the Company, on or prior to the date that is twenty-one (21) days following the date upon which the Company delivers the release to the Eligible Executive (which shall occur no later than seven days following the Date of Termination) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is forty-five (45) days following such delivery date. Notwithstanding the foregoing or any other provision in the Plan to the contrary, the Release Requirement shall not be considered satisfied if the release described in the preceding sentence is revoked by the Eligible Executive within any time provided by the Company for such revocation.

(jj) “Section 409A” means Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including any such regulations or guidance that may be amended or issued after the Effective Date.

(kk) “Section 409A Payment Date” has the meaning set forth in Section 15(i).

(ll) “Severance Amount” means the cash severance payments set forth in Sections 5(a)(i) or 5(b)(i), as applicable.

(mm) “Severance Payment” has the meaning set forth in Section 5(a)(i).

(nn) “Severance Period” has the meaning set forth in Section 5(a)(i).

(oo) “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

(pp) “Target Annual Bonus” means an Eligible Executive’s target annual bonus for the calendar year that includes such Eligible Executive’s Date of Termination.

Notwithstanding anything to the contrary in the Plan, in the event that an Eligible Executive and a member of the Company Group are party to an Executive Employment Agreement that contains a different definition of any of the defined terms in this Section 2, the definition set forth in such other agreement shall be applicable to such Eligible Executive for purposes of this Plan and not the definition included in this Section 2.

3. Administration of the Plan.

(a) Administration by the Committee. The Committee shall be responsible for the management and control of the operation and the administration of the Plan, including interpretation of the Plan, decisions pertaining to eligibility to participate in the Plan, computation of severance benefits, granting or denial of severance benefit claims and review of claims denials. The Committee has absolute discretion in the exercise of its powers and responsibilities. For this purpose, the Committee’s powers shall include the following authority, in addition to all other powers provided by the Plan:

(i) to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

(ii) to interpret the Plan, the Committee’s interpretation thereof to be final and conclusive on all persons claiming benefits under the Plan;

(iii) to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

(iv) to make a determination as to the right of any person to a benefit under the Plan (including to determine whether and when there has been a termination of an Eligible Executive’s employment and the cause of such termination);

(v) to appoint such agents, counsel, accountants, consultants, claims administrator and other persons as may be required to assist in administering the Plan;

(vi) to allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing;

(vii) to sue or cause suit to be brought in the name of the Plan; and

(viii) to obtain from the Company, its Affiliates and from Eligible Executives such information as is necessary for the proper administration of the Plan.

(b) Indemnification of the Committee. The Company shall, without limiting any rights that the Committee may have under the Company’s charter or bylaws, applicable law or otherwise, indemnify and hold harmless the Committee and each member thereof (and any other individual acting on behalf of the Committee or any member thereof) against any and all expenses and liabilities arising out of such person’s administrative functions or fiduciary responsibilities, excepting only expenses and liabilities arising out of the person’s own gross negligence or willful misconduct. Expenses against which such person shall be indemnified hereunder include the amounts of any settlement, judgment, attorneys’ fees, costs of court, and any other related charges reasonably incurred in connection with a claim, proceeding, settlement, or other action under the Plan.

(c) Compensation and Expenses. The Committee shall not receive additional compensation with respect to services for the Plan. To the extent required by applicable law, but not otherwise, the Committee shall furnish bond or security for the performance of their duties hereunder. Any expenses properly incurred by the Committee incident to the administration, termination or protection of the Plan, including the cost of furnishing bond, shall be paid by the Company.

4. Eligibility. Only individuals who are Eligible Executives may participate in the Plan. The Committee has full and absolute discretion to determine and select which employees of the Company and its Affiliates are Eligible Executives. Once an employee has been designated as an Eligible Executive, such individual shall automatically continue to be an Eligible Executive until the Eligible Executive ceases to be an employee or is removed as an Eligible Executive by the Committee. Other than with respect to any applicable Executive Employment Agreement, the Plan shall supersede all prior agreements, practices, policies, procedures and plans relating to severance payments or benefits from all members of the Company Group with respect to the Eligible Executives.

5. Plan Benefits.

(a) Qualifying Termination Outside of a Change in Control Protection Period. In the event an Eligible Executive’s employment with any member of the Company Group ends due to a Qualifying Termination that occurs outside of a Change in Control Protection Period, such Eligible Executive shall be entitled to receive the Accrued Amounts, and so long as such Eligible Executive satisfies the Release Requirement and abides by the terms of Sections 7, 8, 9, 10 and 11 below, then:

(i) The Company shall make severance payments to such Eligible Executive in a total amount equal to twelve (12) months’ worth of such Eligible Executive’s Base Salary (the “Severance Payment”); provided, that the Severance Payment for the CEO shall equal twenty-four (24) months’ worth of the CEO’s Base Salary. The Severance Payment will be divided into substantially equal installments paid over the twelve (12) month period following the Date of Termination (the “Severance Period”); provided, that the Severance Period for the CEO shall be the twenty-four (24) month period following the CEO’s Date of Termination. On the Company’s first regularly scheduled pay date that is on or after the date that the Release Requirement is satisfied (the “First Payment Date”), the Company shall pay to such Eligible Executive, without interest, the aggregate amount payable pursuant to any installments that would have been paid during the period beginning on the Date of Termination and ending on the First Payment Date had the installments been paid on the Company’s regularly scheduled pay dates on or following the Date or Termination, and, subject to Section 15(i), each of the remaining installments shall be paid on the Company’s regularly scheduled pay dates during the remainder of such twelve (12)-month period or twenty-four (24)-month period, as applicable; and

(ii) During the portion, if any, of the Severance Period that such Eligible Executive is eligible to and elects to continue coverage for such Eligible Executive and such Eligible Executive’s spouse and eligible dependents, if any, under the Company’s group health plans pursuant to COBRA, the Company shall, at its option pay or reimburse such Eligible Executive on a monthly basis for the difference between the amount such Eligible Executive pays to effect and continue such coverage and the employee contribution amount that similarly situated employees of the Company pay for the same or similar coverage under such group health plans (the “COBRA Benefits”). Each payment of the COBRA Benefits shall be paid on or about the Company’s first regularly scheduled pay date in the calendar month immediately following the calendar month in which such Eligible Executive submits to the Company documentation of the applicable premium payment having been paid by such Eligible Executive, which documentation shall be submitted by such Eligible Executive to the Company within thirty (30) days following the date on which the applicable premium payment is paid. Such Eligible Executive shall be eligible to receive the COBRA Benefits until the earliest of: (i) the last day of the Severance Period; (ii) the date such Eligible Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which such Eligible Executive becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by such Eligible Executive); provided, however, that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain such Eligible Executive’s sole responsibility, and the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage.

(b) Qualifying Termination During a Change in Control Protection Period. In the event an Eligible Executive’s employment with any member of the Company Group ends due to a Qualifying Termination that occurs during a Change in Control Protection Period, such Eligible Executive shall be entitled to receive the Accrued Amounts, and so long as such Eligible Executive satisfies the Release Requirement and abides by the terms of Sections 7, 8, 9, 10 and 11 below, then:

(i) The Company shall make severance payments to such Eligible Executive in a total amount equal to the sum of (x) twelve (12) months’ worth of such Eligible Executive’s Base Salary plus (y) such Eligible Executive’s Target Annual Bonus (the “CiC Severance Payment”); provided, that the CiC Severance Payment for the CEO shall equal the sum of (A) twenty-four (24) months’ worth of the CEO’s Base Salary plus (B) two (2) times the CEO’s Target Annual Bonus. The CiC Severance Payment will be divided into substantially equal installments paid over the Severance Period. On the Company’s first regularly scheduled pay date that is on or after the First Payment Date, the Company shall pay to such Eligible Executive, without interest, the aggregate amount payable pursuant to any installments that would have been paid during the period beginning on the Date of Termination and ending on the First Payment Date had the installments been paid on the Company’s regularly scheduled pay dates on or following the Date or Termination, and, subject to Section 15(i), each of the remaining installments shall be paid on the Company’s regularly scheduled pay dates during the remainder of such twelve (12)-month period or twenty-four (24)-month period, as applicable; and

(ii) Such Eligible Executive shall be eligible to receive the COBRA Benefits, in the same manner as set forth in Section 5(a)(ii).

(c) Equity Incentive Awards. For clarity, in the event that an Eligible Executive’s employment with any member of the Company Group terminates (pursuant to a Qualifying Termination or otherwise), all outstanding equity incentive awards then held by such Eligible Executive, pursuant to the Equity Incentive Plan or otherwise, will be treated in accordance with the award agreement applicable to such award or Equity Incentive Plan, as applicable.

(d) Non-Qualifying Terminations of Employment. In the event that an Eligible Executive’s employment with any member of the Company Group terminates other than pursuant to a Qualifying Termination, including as a result of death or Disability, then all compensation and benefits to such Eligible Executive shall terminate contemporaneously with such termination of employment, except that such Eligible Executive shall be entitled to the Accrued Amounts.

(e) After-Acquired Evidence. Notwithstanding any provision of the Plan to the contrary, in the event that the Company determines that an Eligible Executive is eligible to receive the Severance Amount and other severance benefits pursuant to Sections 5(a) or 5(b) or but, after such determination, the Company subsequently acquires evidence or determines that: (i) such Eligible Executive has failed to abide by the terms of Sections 7, 8, 9, 10 or 11; or (ii) a Cause condition existed prior to the Date of Termination that, had the Company been fully aware of such condition, would have given the Company the right to terminate such Eligible Executive’s employment for Cause, then the Company shall have the right to cease the payment of the Severance Amount and to cease providing any other severance benefits under Sections 5(a) or 5(b), and such Eligible Executive shall promptly return to the Company any payment of the Severance Amount and any other severance benefits received by such Eligible Executive prior to the date that the Company determines that the conditions of this Section 5(e) have been satisfied.

(f) No Duplication. Except as otherwise expressly provided pursuant to this Plan, this Plan shall be construed and administered in a manner which avoids duplication of compensation and benefits which may be provided under any other plan, program, policy or other arrangement or individual contract or under any statute, rule or regulation, including, without limitation, any applicable Executive Employment Agreement. In the event an Eligible Executive is covered by any other plan, program, policy, individually negotiated agreement or other arrangement in effect as of such Eligible Executive’s Date of Termination, including, without limitation, an Executive Employment Agreement, that may duplicate the payments and benefits provided for in Sections 5(a) or 5(b), the Committee shall reduce or eliminate the duplicative benefits provided for under the Plan.

6. Certain Excise Taxes. Notwithstanding anything to the contrary in the Plan, if an Eligible Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in the Plan, together with any other payments and benefits which such Eligible Executive has the right to receive from the Company or any of its Affiliates, and taking into account reductions in respect of reasonable compensation for personal services to be rendered by the Eligible Executive on or following the date of the relevant “change in ownership or control” (within the meaning of Section 280G of the Code), including pursuant to applicable non-competition and other restrictive covenant obligations, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in the Plan shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by such Eligible Executive from the Company and its Affiliates will be one dollar less than three times such Eligible Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by such Eligible Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to such Eligible Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its Affiliates) used in determining if a “parachute payment” exists, exceeds one dollar less than three times such Eligible Executive’s base amount, then such Eligible Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 6 shall require the Company to be responsible for, or have any liability or obligation with respect to, such Eligible Executives’ excise tax liabilities under Section 4999 of the Code.

7. Confidentiality. In the course of each Eligible Executive’s employment with the Company and the performance of the Eligible Executive’s duties on behalf of the Company Group hereunder, the Eligible Executive will be provided with, and will have access to, Confidential Information. In consideration of the Eligible Executive’s receipt and access to such Confidential Information, and as a condition of the Eligible Executive’s employment, the Eligible Executive shall comply with this Section 7.

(a) Both during the Eligible Executive’s employment with the Company Group and thereafter, except as expressly permitted by this Plan, the Eligible Executive shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group. The Eligible Executive acknowledges and agrees that the Eligible Executive would inevitably use and disclose Confidential Information in violation of this Section 7 if the Eligible Executive were to violate any of the covenants set forth in Section 9. The Eligible Executive shall follow all Company Group policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). Except to the extent required for the performance of the Eligible Executive’s duties on behalf of the Company Group, the Eligible Executive shall not remove from facilities of any member of the Company Group any information, property, equipment, drawings, notes, reports, manuals, invention records, computer software, customer information, or other data or materials that relate in any way to the Confidential Information, whether paper or electronic and whether produced by the Eligible Executive or obtained by the Company Group. The covenants of this Section 7(a) shall apply to all Confidential Information, whether now known or later to become known to the Eligible Executive during the period that the Eligible Executive is employed by or affiliated with the Company or any other member of the Company Group.

(b) Notwithstanding any provision of Section 7(a) to the contrary, the Eligible Executive may make the following disclosures and uses of Confidential Information:

(i) disclosures to other employees, officers or directors of a member of the Company Group who have a need to know the information in connection with the businesses of the Company Group;

(ii) disclosures to customers and suppliers when, in the reasonable and good faith belief of the Eligible Executive, such disclosure is in connection with the Eligible Executive’s performance of the Eligible Executive’s duties for any member of the Company Group and is in the best interests of the Company Group;

(iii) disclosures and uses that are approved in writing by the Board; or

(iv) disclosures to a person or entity that has (A) been retained by a member of the Company Group to provide services to one or more members of the Company Group and (B) agreed in writing to abide by the terms of a confidentiality agreement.

(c) Upon the Date of Termination, and at any other time upon request of the Company, the Eligible Executive shall promptly and permanently surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other equipment) in the Eligible Executive’s possession, custody or control and the Eligible Executive shall not retain any such documents or other materials or property of the Company Group. Within ten (10) days of any such request, the Eligible Executive shall certify to the Company in writing that all such documents, materials and property have been returned to the Company.

(d) Notwithstanding the foregoing, nothing in this Plan shall prohibit or restrict the Eligible Executive from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to the Eligible Executive from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law;

or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Plan requires the Eligible Executive to obtain prior authorization before engaging in any conduct described in this Section 7(d), or to notify the Company that the Eligible Executive has engaged in any such conduct.

8. Ownership of Intellectual Property.

(a) Each Eligible Executive agrees that the Company shall own, and the Eligible Executive shall (and hereby does) assign, all right, title and interest relating to any and all inventions (whether or not patentable), discoveries, developments, improvements, innovations, works of authorship, mask works, designs, know-how, ideas, formulae, processes, techniques, data and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by the Eligible Executive during the period in which the Eligible Executive is or has been employed by or affiliated with the Company or any other member of the Company Group, whether or not registerable under U.S. law or the laws of other jurisdictions, that either (i) relate, at the time of conception, reduction to practice, creation, derivation or development, to any member of the Company Group’s businesses or actual or anticipated research or development, or (ii) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities or Confidential Information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and the Eligible Executive shall promptly disclose all Company Intellectual Property to the Company in writing. To support the Eligible Executive’s disclosure obligation herein, the Eligible Executive shall keep and maintain adequate and current written records of all Company Intellectual Property made by the Eligible Executive (solely or jointly with others) during the period in which the Eligible Executive is or has been employed by or affiliated with the Company or any other member of the Company Group in such form as may be specified from time to time by the Company. These records shall be available to, and remain the sole property of, the Company at all times. For the elimination of doubt, the foregoing ownership and assignment provisions apply without limitation to patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world.

(b) All of the Eligible Executive’s works of authorship and associated copyrights created during the period in which the Eligible Executive is employed by or affiliated with the Company or any other member of the Company Group and in the scope of the Eligible Executive’s employment or engagement shall be deemed to be “works made for hire” within the meaning of the Copyright Act. To the extent any right, title and interest in and to Company Intellectual Property cannot be assigned by the Eligible Executive to the Company, the Eligible Executive shall grant, and does hereby grant, to the Company Group an exclusive, perpetual, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, use, sell, offer for sale, import, export, reproduce, practice and otherwise commercialize such rights, title and interest.

(c) The Eligible Executive recognizes that this Plan will not be deemed to require assignment of any invention or intellectual property that the Eligible Executive developed entirely on the Eligible Executive’s own time without using the equipment, supplies, facilities, trade secrets, or Confidential Information of any member of the Company Group. In addition, this Plan does not apply to any invention that qualifies fully for protection from assignment to the Company under any specifically applicable state law or regulation.

(d) To the extent allowed by law, this Section 8(d) applies to all rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like, including without limitation those rights set forth in 17 U.S.C. §106A (collectively, “Moral Rights”). To the extent the Eligible Executive retain any Moral Rights under applicable law, the Eligible Executive hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by the Company or any member of the Company Group, and the Eligible Executive hereby waives and agrees not to assert any Moral Rights with respect to such Moral Rights. the Eligible Executive shall confirm any such ratifications, consents, waivers, and agreements from time to time as requested by the Company.

(e) The Eligible Executive shall perform, during and after the period in which the Eligible Executive is or has been employed by or affiliated with the Company or any other member of the Company Group, all acts deemed necessary or desirable by the Company to permit and assist each member of the Company Group, at the Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Intellectual Property and Confidential Information assigned, to be assigned, or licensed to the Company under this Plan. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property or Confidential Information

(f) In the event that the Company (or, as applicable, a member of the Company Group) is unable for any reason to secure the Eligible Executive’s signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Confidential Information or Company Intellectual Property, the Eligible Executive hereby irrevocably designates and appoints the Company and each of the Company’s duly authorized officers and agents as the Eligible Executive’s agents and attorneys-in-fact to act for and on the Eligible Executive’s behalf and instead of the Eligible Executive, (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under the Confidential Information or Company Intellectual Property, all with the same legal force and effect as if executed by the Eligible Executive. For the avoidance of doubt, the provisions of this Section 8(f) apply fully to all derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations of all Company Intellectual Property.

(g) In the event that the Eligible Executive enters into, on behalf of any member of the Company Group, any contracts or agreements relating to any Confidential Information or Company Intellectual Property, the Eligible Executive shall assign such contracts or agreements to the Company (or the applicable member of the Company Group) promptly, and in any event, prior to the Eligible Executive’s termination. If the Company (or the applicable member of the Company Group) is unable for any reason to secure the Eligible Executive’s signature to any document required to assign said contracts or agreements, or if the Eligible Executive does not assign said contracts or agreements to the Company (or the applicable member of the Company Group) prior to the Eligible Executive’s termination, the Eligible Executive hereby irrevocably designates and appoints the Company (or the applicable member of the Company Group) and each of the Company’s duly authorized officers and agents as the Eligible Executive’s agents and attorneys-in-fact to act for and on the Eligible Executive’s behalf and instead of the Eligible Executive to execute said assignments and to do all other lawfully permitted acts to further the execution of said documents.

9. Non-Competition; Non-Solicitation.

(a) The Company shall provide each Eligible Executive access to Confidential Information for use only during the Eligible Executive’s period of employment with the Company Group, and the Eligible Executive acknowledges and agrees that the Company Group will be entrusting the Eligible Executive, in the Eligible Executive’s unique and special capacity, with developing the goodwill of the Company Group, and in consideration of the Company providing the Eligible Executive with access to Confidential Information, clients and customers, the Eligible Executive has voluntarily agreed to the covenants set forth in this Section 9. The Eligible Executive agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, do not interfere with public interests, will not cause the Eligible Executive undue hardship, and are material and substantial parts of this Plan intended and necessary to prevent unfair competition and to protect the Company Group’s Confidential Information, goodwill and legitimate business interests.

(b) During the Prohibited Period, the Eligible Executive shall not, without the prior written approval of the Board, directly or indirectly, for the Eligible Executive or on behalf of or in conjunction with any other person or entity of any nature:

(i) engage in or participate in (or prepare to engage in or participate in) the Business within the Market Area, which prohibition shall prevent the Eligible Executive from directly or indirectly: (A) owning, investing in, controlling, managing, operating, participating in, lending the Eligible Executive’s name to, contributing to, providing assistance to or being an officer or director of, any person or entity engaged in or planning to engage in the Business in the Market Area, or (B) joining, becoming an employee or consultant of, or otherwise rendering services for or being affiliated with or engaged by, any person or entity engaged in, or planning to engage in, the Business in the Market Area in any capacity (with respect to this clause (B)) in which the Eligible Executive’s customer or client relationships, duties or responsibilities are the same as or similar to the customer or client relationships, duties or responsibilities that the Eligible Executive had on behalf of any member of the Company Group;

(ii) appropriate or interfere with or attempt to appropriate or interfere with any Business Opportunity of, or relating to, any member of the Company Group located in the Market Area;

(iii) solicit, canvass, approach, encourage, entice or induce any customer, vendor or supplier of any member of the Company Group with whom the Eligible Executive had contact (including oversight responsibility) or learned Confidential Information about during the Eligible Executive’s employment with any member of the Company Group to cease or lessen such customer’s, vendor’s or supplier’s business with any member of the Company Group or otherwise adversely affect such relationship, or attempt to do any of the foregoing; or

(iv) solicit, canvass, approach, encourage, entice or induce any employee or contractor of any member of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group, or hire or retain any such employee or contractor.

Notwithstanding the foregoing, nothing herein shall not limit the Eligible Executive’s ability to accept employment and perform work with any person or entity where (x) the services provided by the Eligible Executive to such person or entity are not, and do not directly or indirectly benefit any division or business of such person or entity that is, in competition with the Business or any other material business in which a member of the Company Group has made a significant financial investment on or prior to the date of termination to be engaged in on or after such date and (y) the Eligible Executive does not own more than two percent (2%) of the equity securities of such person or entity.

(c) Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in Sections 7, 8, 9, 10 and 11, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity. The Eligible Executive further agrees that the Eligible Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 9, and that the Eligible Executive will reimburse the Company Group for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Section 9 if the Eligible Executive challenges the reasonableness or enforceability of any of the provisions of this Section 9.

(d) The covenants in this Section 9, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable.

10. Non-Disparagement. Subject to Section 7(d) above, each Eligible Executive agrees that the Eligible Executive will not, and will cause the Eligible Executive’s affiliates to not, make, publish, or communicate any disparaging or defamatory comments regarding any member of the Company Group or their current or former directors, officers, members, managers, partners, executives or direct or indirect owners (including equityholders).

11. Cooperation. Each Eligible Executive agrees that during the Eligible Executive’s employment with the Company Group and thereafter (regardless of whether the Eligible Executive resigns or the Eligible Executive’s employment is terminated by the Company Group or the reason for such resignation or termination), the Eligible Executive shall provide reasonable and timely cooperation in connection with: (a) any actual or threatened litigation, inquiry, review, investigation, process, or other matter, action, or proceeding (whether conducted by or before any court, regulatory, or governmental entity, or by or on behalf of the Company Group, or otherwise), that relates to events occurring during the Eligible Executive’s employment by the Company Group or about which the Company Group otherwise believes the Eligible Executive may have relevant information; (b) the transitioning of the Eligible Executive’s role and responsibilities to other personnel; and (c) the provision of information in response to the Company Group’s requests and inquiries in connection with the Eligible Executive’s separation of employment. Each Eligible Executive’s cooperation shall include being available to (i) meet with and provide information to the Company Group and its counsel or other agents in connection with fact-finding, investigatory, discovery, and/or pre-litigation or other proceeding issues, and (ii) provide truthful testimony (including via affidavit, deposition, at trial, or otherwise) in connection with any such matter, all without the requirement of being subpoenaed.

12. Prior Obligations. Each Eligible Executive hereby represents and warrants that the Eligible Executive is not the subject of, or a party to, any non-competition, non-solicitation, restrictive covenant or non-disclosure agreement, or any other agreement, obligation, restriction or understanding that would prohibit the Eligible Executive from complying with the Plan or fully performing each of the Eligible Executive’s duties and responsibilities for the Company Group, or would in any manner, directly or indirectly, limit or affect any of the duties and responsibilities that may now or in the future be assigned to the Eligible Executive by any member of the Company Group. Each Eligible Executive expressly acknowledges and agrees that the Eligible Executive is strictly prohibited from using or disclosing any confidential information belonging to any prior employer in the course of performing services for any member of the Company Group, and the Eligible Executive promises that the Eligible Executive shall not do so. Each Eligible Executive shall not introduce documents or other materials containing confidential information of any prior employer to the premises or property (including computers and computer systems) of any member of the Company Group.

13. Consent to Notification. If an Eligible Executive ceases to be employed by any member of the Company Group, the Eligible Executive hereby grants consent to notification by the Company Group to any new employer, any third party engaging the Eligible Executive’s services, or any entity to which the Eligible Executive becomes a partner, member, employee or otherwise engaged about the Eligible Executive’s rights and obligations under the Plan.

14. Claims Procedure and Review.

(a) Filing a Claim. Any Eligible Executive that the Committee determines is entitled to severance benefits under the Plan is not required to file a claim for benefits. Any Eligible Executive (i) who is not paid severance benefits hereunder and who believes that such Eligible Executive is entitled to severance benefits hereunder or (ii) who has been paid severance benefits hereunder and believes that such Eligible Executive is entitled to greater benefits hereunder may file a claim for severance benefits under the Plan in writing with the Committee.

(b) Initial Determination of a Claim. If a claim for severance benefits hereunder is wholly or partially denied, the Committee shall, within a reasonable period of time but no later than ninety (90) days after receipt of the claim (or one-hundred and eighty (180) days after receipt of the claim if special circumstances require an extension of time for processing the claim), notify the claimant of the denial. Such notice shall (i) be in writing, (ii) be written in a manner calculated to be understood by the claimant, (iii) contain the specific reason or reasons for denial of the claim, (iv) refer specifically to the pertinent Plan provisions upon which the denial is based, (v) describe any additional material or information necessary for the claimant to perfect the claim (and explain why such material or information is necessary), and (vi) describe the Plan’s claim review procedures and time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(c) Appeal of a Denied Claim. Within sixty (60) days of the receipt by the claimant of this notice, the claimant may file a written appeal with the Committee. In connection with the appeal, the claimant may review Plan documents and may submit written issues and comments. The Committee shall deliver to the claimant a written decision on the appeal promptly, but not later than sixty (60) days after the receipt of the claimant’s appeal (or one-hundred and twenty (120) days after receipt of the claimant’s appeal if there are special circumstances which require an extension of time for processing). Such decision shall (i) be in writing, (ii) be written in a manner calculated to be understood by the claimant, (iii) include specific reasons for the decision, (iv) refer specifically to the Plan provisions upon which the decision is based, (v) state that the claimant is entitled to receive, on request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim for benefits, and (vi) a statement of the claimant’s right to bring an action under Section 502(a) of ERISA. If special circumstances require an extension of up to one-hundred and eighty (180) days for an initial claim or one-hundred and twenty (120) days for an appeal, whichever applies, the Committee shall send written notice of the extension. This notice shall indicate the special circumstances requiring the extension and state when the Committee expects to render the decision.

(d) Compliance with ERISA. The benefits claim procedure provided in this Section 14 is intended to comply with the provisions of 29 C.F.R. §2560.503-1. All provisions of this Section 14 shall be interpreted, construed, and limited in accordance with such intent.

15. General Provisions.

(a) Taxes. The Company is authorized to withhold from all payments made hereunder amounts of withholding and other taxes due or potentially payable in connection therewith, and to take such other action as the Company may deem advisable to enable the Company and the Eligible Executive to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any payments made under the Plan.

(b) No Mitigation. No Eligible Executive shall have any duty to mitigate the amounts payable under the Plan by seeking or accepting new employment or self-employment following a Qualifying Termination.

(c) Offset. The Company may set off against, and each Eligible Executive authorizes the Company to deduct from, any payments due to the Eligible Executive, or to his or her estate, heirs, legal representatives, or successors, any amounts which may be due and owing to the Company or an Affiliate of the Company by the Eligible Executive, whether arising under the Plan or otherwise; provided, however, that no such offset may be made with respect to amounts payable that are subject to the requirements of Section 409A unless the offset would not result in a violation of the requirements of Section 409A.

(d) Amendment and Termination. Prior to a Change in Control, the Board and the Committee shall have the power to amend or terminate the Plan from time to time in its discretion and for any reason (or no reason) (including the removal of an individual as an Eligible Executive); provided that no such amendment or termination shall be effective with respect to a termination of employment that occurred prior to the amendment or termination of the Plan; and provided, further, that, to the extent any such amendment has a detrimental impact to any Eligible Executive, such amendment will become effective with respect to such Eligible Executive six months following approval by the Board or Committee. Notwithstanding the foregoing, upon a Change in Control and during a Change in Control Protection Period, no amendment or termination of the Plan shall impair any rights or obligations to any Eligible Executive under the Plan (including the removal of an individual as an Eligible Executive) unless such Eligible Executive expressly consents to such amendment or termination.

(e) Successors. The Plan will be binding upon any successor to the Company, its assets, its businesses or its interest (whether as a result of the occurrence of a Change in Control or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. All payments and benefits that become due to an Eligible Executive under the Plan will inure to the benefit of his or her heirs, assigns, designees or legal representatives.

(f) Transfer and Assignment. Neither an Eligible Executive nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid.

(g) Unfunded Obligation. All benefits due an Eligible Executive under the Plan are unfunded and unsecured and are payable out of the general assets of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Eligible Executives shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.

(h) Severability. If any provision of the Plan (or portion thereof) is held to be illegal or invalid for any reason, the illegality or invalidity of such provision (or portion thereof) will not affect the remaining provisions (or portions thereof) of the Plan, but such provision (or portion thereof) will be fully severable and the Plan will be construed and enforced as if the illegal or invalid provision (or portion thereof) had never been included herein.

(i) Section 409A. The Plan is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of the Plan, payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under the Plan that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under the Plan upon the termination of an Eligible Executive’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. In no event may an Eligible Executive, directly or indirectly, designate the calendar year of any payment under this Plan. Each installment payment under the Plan is intended to be a separate payment for purposes of Section 409A. Notwithstanding any provision in the Plan to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if an Eligible Executive’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of such Eligible Executive’s death or (ii) the date that is six months after such Eligible Executive’s Date of Termination (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to such Eligible Executive (or such Eligible Executive’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Eligible Executive on account of non-compliance with Section 409A.

(j) Governing Law. All questions arising with respect to the provisions of the Plan and payments due hereunder will be determined by application of the laws of the State of Delaware, without giving effect to any conflict of law provisions thereof, except to the extent preempted by federal law (including ERISA, which is the federal law that governs the Plan, the administration of the Plan and any claims made under the Plan).

(k) Status. The Plan is intended to qualify for the exemptions under Title I of ERISA provided for plans that are unfunded and maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees.

(l) Third-Party Beneficiaries. Each Affiliate of the Company shall be a third-party beneficiary of the Eligible Executive’s covenants and obligations under Sections 7, 8, 9, 10 and 11 and shall be entitled to enforce such obligations as if a party hereto.

(m) No Right to Continued Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company or any of its Affiliates and any person, or to have any impact whatsoever on the at-will employment relationship between the Company or any of its Affiliates and the Eligible Executives. Nothing in the Plan shall be deemed to give any person the right to be retained in the employ of the Company or any of its Affiliates for any period of time or to restrict the right of the Company or any of its Affiliates to terminate the employment of any person at any time.

(n) Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references herein to laws, regulations, contracts, documents, agreements and instruments refer to such laws, regulations, contracts, documents, agreements and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Plan, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither the Plan nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, the Plan has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

(o) Overpayment. If, due to mistake or any other reason, a person receives severance payments or benefits under the Plan in excess of what the Plan provides, such person shall repay the overpayment to the Company in a lump sum within thirty (30) days of notice of the amount of overpayment. If such person fails to so repay the overpayment, then without limiting any other remedies available to the Company, the Company may deduct the amount of the overpayment from any other amounts which become payable to such person under the Plan or otherwise.

(p) Clawback. Notwithstanding anything in this Plan or any other agreement between the Company and/or its related entities and an Eligible Executive to the contrary, such Eligible Executive acknowledges and agrees that any amounts payable under the Plan to such Eligible Executive are subject to (i) any right that the Company may have under any policy or other agreement or arrangement with such Eligible Executive (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to such Eligible Executive, and (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission, the listing standards of any national securities exchange or association on which the Company’s securities are listed, or any other applicable law. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with applicable laws, regulations, and securities exchange listing standards.

(q) Agent for Service of Legal Process. Legal process may be served on the Committee, which is the plan administrator, at the following address:

1400 Shoals Way

Portland, TN 37148